Exhibit 12

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                             UNION ELECTRIC COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                       12 Months
                                                                                                        Ended
                                       Year Ended December 31,                                         March 31,

                                      --------------------------------------------------------------------------

                                            1995         1996        1997        1998        1999        2000

                                      Thousands of Dollars Except Ratios


Net Income                                 $314,107    $304,876    $301,655    $320,070    $349,252    $344,745
Add- Extraordinary items net of tax               -           -      26,967           -           -           -
                                          ----------   ---------   ---------   ---------   ---------   ---------
Net income from continuing operations       314,107     304,876     328,622     320,070     349,252     344,745

                                          ----------   ---------   ---------   ---------   ---------   ---------
   Taxes based on income                    207,734     196,210     199,763     212,554     226,696     227,129
                                          ----------   ---------   ---------   ---------   ---------   ---------

Net income before income taxes              521,841     501,086     528,385     532,624     575,948     571,874
                                          ----------   ---------   ---------   ---------   ---------   ---------


Add- fixed charges:
   Interest on long term debt               121,738     120,547     125,705     124,766     117,899     119,312
   Other interest                             7,501       7,828       9,299       1,660      (1,342)     (1,282)
   Rentals                                    3,330       3,458       3,727       3,416       3,899       4,059
   Amortization of net debt premium,
      discount, expenses and losses           5,502       4,269       3,672       3,522       3,421       3,383

                                          ----------   ---------   ---------   ---------   ---------   ---------
Total fixed charges                         138,071     136,102     142,403     133,364     123,877     125,472
                                          ----------   ---------   ---------   ---------   ---------   ---------

Earnings available for fixed charges        659,912     637,188     670,788     665,988     699,825     697,346
                                          ==========   =========   =========   =========   =========   =========
                                          ==========   =========   =========   =========   =========   =========

Ratio of earnings to fixed charges             4.78        4.68        4.71        4.99        5.64        5.55
                                          ==========   =========   =========   =========   =========   =========


Earnings required for preferred dividends:
   Preferred stock dividends                 13,250      13,249       8,817       8,817       8,817       8,817
   Adjustment to pre-tax basis                7,558       7,363       4,257       4,649       4,544       4,607
                                          ----------   ---------   ---------   ---------   ---------   ---------
                                             20,808      20,612      13,074      13,466      13,361      13,424

Fixed charges plus preferred stock
   dividend requirements                    158,879     156,714     155,477     146,830     137,238     138,896
                                          ==========   =========   =========   =========   =========   =========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements      4.15        4.06        4.31        4.53        5.09        5.02
                                          ==========   =========   =========   =========   =========   =========

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